EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-218480, 333-220265, and 333-259305 on Form S-3 and Registration Statements Nos. 333-220264, 333-232407, 333-248736, 333-259309 and 333-270359 on Form S-8 of Limbach Holdings, Inc. of our report dated March 13, 2024 relating to the financial statements appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Oak Brook, Illinois
March 13, 2024